                                                                  EXHIBIT (a)(1)

                           BROADBASE SOFTWARE, INC.

                     OFFER TO EXCHANGE OUTSTANDING OPTIONS

            THE OFFER AND WITHDRAWAL RIGHTS EXPIRE ON MAY 24, 2001
      AT 9:00 P.M., PACIFIC DAYLIGHT TIME, UNLESS THE PERIOD IS EXTENDED

     Broadbase Software, Inc. is offering to certain holders of outstanding options to purchase Broadbase common stock with an exercise price per share of more than $0.92 the opportunity to exchange these outstanding options to purchase shares of our common stock for new options to purchase the same number of shares covered by the existing options. The per share exercise price of the new options will be $0.92, which was the closing price of our common stock as reported by the Nasdaq National Market on April 11, 2001. The new options will have a new vesting schedule.

     We are implementing the program on the terms and subject to the conditions in this offer document and in the letter of transmittal that we are sending with this document. Our offer to exchange options is subject to the conditions that we describe in Section 6 of this offer. Our offer is not conditioned upon a minimum number of options being exchanged.

     To be eligible to participate, an option holder must have been an employee, officer, director, consultant, independent contractor or advisor of Broadbase or its subsidiaries as of April 11, 2001. All Broadbase options held by eligible option holders with an exercise price per share of more than $0.92 that are currently outstanding are eligible for exchange. If you participate in this program, we will cancel your outstanding options and grant you a new option under either our 1999 Equity Incentive Plan or our 2000 Stock Incentive Plan pursuant to a new option agreement between you and us. Some key features of the new option are:

     . the number of shares subject to the new option will be the same as the number of shares subject to your existing options, subject to adjustments for any stock splits, stock dividends and similar events;

     .    the exercise price of the new option will be $0.92;

     . the new options will vest and become exercisable in 48 equal monthly increments beginning on April 11, 2001, except that if the new option replaces any existing option that is entirely unvested as of the grant date, the new option will begin to vest on April 11, 2001, but will not be exercisable until the first date that the corresponding existing option would have become exercisable (at which time, the new option will be exercisable as to any shares that vested monthly between April 11, 2001 and the first date of exercisability);

     . if the existing option was fully vested upon grant, the new option will also be fully vested upon grant;

     . if the existing option has a provision for acceleration of some or all of the vesting of the shares upon a change in control of Broadbase or upon termination of employment, the new option will have the same provision for acceleration;

     . the new option will expire ten years after the grant date, subject to earlier termination upon termination of employment;

     . the new option will be a nonstatutory stock option (also known as non-qualified stock options, or NQSOs); and

     . the other terms and conditions of the new option will be substantially similar to those of the cancelled options.

     We will grant the new options promptly after this exchange period expires.

We expect to distribute the new option agreements within one to two weeks after the exchange period expires.

     Shares of our common stock are quoted on the Nasdaq National Market under the symbol "BBSW." On April 26, 2001, the last sale price of our common stock as reported on the Nasdaq National Market was $1.17 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to exchange your options.

     The exercise prices of many of our outstanding options are higher than the current market price of our common stock. Our board of directors has approved the program because it believes that it will provide renewed incentives to our employees. The board believes that, for many eligible employees, the exchange will create a better chance to obtain value from their options. Although our board of directors has approved this offer, neither we nor our board of directors makes any recommendation as to whether you should exchange your options. You must make your own decision based on your individual situation.

     You should direct questions about this offer or requests for assistance or for additional copies of this offer or the letter of transmittal to Lydia Terrill, Stock Administrator of Broadbase, by email at stock@broadbase.com, or by telephone at (650) 614-8379.

                                   IMPORTANT

     If you wish to exchange your options, you must complete and sign the letter of transmittal and send it and any other required documents to Lydia Terrill, Stock Administrator of Broadbase, by fax at (650) 330-8588 or by mail to Broadbase Software, Inc., 181 Constitution Drive, Menlo Park, California 94025.

                              SUMMARY TERM SHEET

     The following section answers some of the questions that you may have about this offer to exchange. However, it is only a summary. You should carefully read the remainder of this offer and the accompanying letter of transmittal because the information in this summary is not complete and because the remainder of this offer and the letter of transmittal contain additional important information. We have included page references to the remainder of this offer where you can find a more complete description of the topics in this summary.

1.   What securities can be exchanged?

     We are offering certain holders of options to purchase Broadbase common stock the opportunity to exchange their existing stock options for new Broadbase stock options. All Broadbase options with an exercise price per share of more than $0.92 that are currently outstanding are eligible for the program. (Page 1)

2.   Who is eligible to participate?

     To be eligible to participate, an option holder must have been an employee, officer, director, consultant, independent contractor or advisor of Broadbase or its subsidiaries as of April 11, 2001. All Broadbase options held by these option holders with an exercise price per share of more than $0.92 that are currently outstanding are eligible for exchange. If you cease to be an employee of Broadbase after April 11, 2001, you are eligible to participate in this program, however, this program may be of no benefit to you because the new option will cease vesting on the date when you are no longer an employee of Broadbase (unless the surrendered option was subject to accelerated vesting upon termination of employment as described below). (Page 1)

3.   What will I receive in exchange for the options I return?

     Option holders who participate in this program will receive a new option. Each new option will be exercisable for the same number of shares of Broadbase common stock as the option you exchange, subject to adjustments for any stock splits, stock dividends and similar events. Promptly after this exchange period expires, we will grant the new options under the 1999 Equity Incentive Plan or the 2000 Stock Incentive Plan pursuant to a new option agreement. Assuming the exchange period expires on May 24, 2001, we will grant the new options on May 25, 2001. (Page 6)

4.   What will the exercise price of the new options be?

     The exercise price of each new option will be $0.92. The exercise prices of most of our outstanding options are higher than the current market price of our common stock, which closed at $1.17 on April 26, 2001. Please refer to
Section 7 for more information on our past stock prices. You should obtain current market quotations for our common stock before deciding whether to participate in the program. (Page 8)

5.   What will be the vesting schedule of my new option?

     The vesting schedules of all new options granted in the program will start over. The new options will vest and become exercisable in 48 equal monthly increments beginning on the grant date, subject to the following exception. If the new option replaces any existing option that is entirely unvested as of the grant date, the new option will begin to vest in 48 equal monthly increments beginning on April 11, 2001, but will not be exercisable until the first date that the corresponding existing option would have become exercisable. You can refer to Section 8, "Source and Amount of Consideration; Terms of New Options-- Vesting and Exercise" for an example of how this new vesting schedule will work. In addition, if your existing option has a provision for acceleration of some or all of the vesting of the shares upon a change in control of Broadbase or upon the termination of your employment, your new option will have the same provision. If the existing option was fully vested upon grant, the new options will also be fully vested upon grant. (Page 8)

6.   When will the new options expire?

     Each new option will expire ten years after its grant date, unless it is terminated earlier than that because, for example, the option holder leaves Broadbase. (Page 7)

7.   If I decide to participate, what will happen to my current options?

     Options exchanged under the program will be cancelled after 9:00 p.m. Pacific Daylight Time on May 24, 2001. You will have no further right or interest in shares that were subject to a cancelled option, whether vested or unvested. (Page 1)

8.   When will I receive my new options?

     We will grant the new options promptly after this exchange period expires. We expect to distribute the new option agreements within one to two weeks after the exchange period expires. (Page 4)

9. What happens to my options if I do not participate in the program or if my options are not accepted for exchange?

     Nothing. If you decide to reject the offer to exchange your options or decide not to participate in the program, or if we do not accept the options you return, you will keep all of your current options, and you will not receive any new options. No changes will be made to your current options. (Page 3)

10.  Why is Broadbase offering to exchange options?

     We are making this offer because a considerable number of our employees have stock options, whether or not they are currently exercisable, that have exercise prices significantly above our current and recent trading prices. We believe that these options are unlikely to be exercised in the foreseeable future. We are making this offer to provide our employees with the opportunity to hold options that over time may have a greater potential to increase in value, which we hope will create better performance incentives for our employees and will maximize the value of our common stock for our current stockholders. (Page 1)

11.  Why can't you just grant additional options to everyone?

     Because of the large number of options currently outstanding that have an exercise price significantly above our recent trading prices, a grant of additional options to replace these "underwater" options would have a severe negative impact on our dilution, outstanding shares and loss per share. Also, we have a limited pool of options that we are allowed to grant without stockholder approval, and, therefore, we must conserve our currently available options for new employees and ongoing grants.

12. What will happen to my options when Broadbase merges with Kana Communications, Inc.?

     Your options will be assumed by Kana as part of the merger and your options will become exercisable for shares of Kana common stock. The number of shares of Kana common stock subject to your assumed option will be the number of shares of Broadbase common stock subject to the option immediately before the merger times 1.05 (rounded down to the nearest whole number). The exercise price per share will be the total exercise price of your Broadbase option immediately before the merger divided by the number of Kana shares covered by the assumed option after the merger. The remaining terms of your options will remain the same, whether or not you exchange your options. (Page 7).

13.  What do I need to do to participate in the program?

     Participation in the program is voluntary. You are not being required to exchange your options. If you decide to participate in the program, you must complete the letter of transmittal that is attached at the end of this offer, sign it, and ensure that Lydia Terrill, Stock Administrator of Broadbase receives it no later than 9:00 p.m. Pacific Daylight Time on May 24, 2001. After 9:00 p.m. on May 24, 2001, your decision is irrevocable. You can return your form to Lydia Terrill either by fax to (650) 330-8588 or by mail to Broadbase Software, Inc., 181 Constitution Drive, Menlo Park, California 94025. You should review all of the information in this offer document before you make your decision.

     We will only accept a paper copy of your election form. Delivery of your election form by email will not be accepted. You do not need to return your existing stock option agreements and forms for your existing options to participate in the program.

     If we extend the exchange period beyond May 24, 2001, then you must sign and deliver the election form before the new expiration date.

     We reserve the right to reject any or all options if we determine that the election form is not properly completed or that it would be unlawful to accept the options. Although we may later extend, terminate or amend the program, we currently expect to accept all properly exchanged options promptly after the exchange period expires. (Page 3)

14.  What will happen if I do not turn in my form by the deadline?

     If you do not turn in your election form by the deadline, then you will not participate in the option exchange program, and all stock options you currently hold will remain unchanged with their original exercise price and original terms. (Page 3)

15.  Can I change my mind?

     After you have turned in your election form, you can withdraw your options by delivering a signed notice of withdrawal with the required information to Lydia Terrill, Stock Administrator of Broadbase, before 9:00 p.m. Pacific Daylight Time on May 24, 2001. If we extend the offer beyond that time, you may withdraw your options at any time until the new expiration time. You can obtain a copy of the notice of withdrawal from Lydia Terrill. You can change your mind more than once. If you withdraw your options, you may participate in the program only by again following the election procedure described in the answer to Question 13. (Page 3)

16.  Can I exercise my options after I have turned in my election form?

     You can exercise your options, in whole or part, after you have turned in your election form. If you exercise the whole option, you will not receive a new option in exchange for the exercised option. If you exercise only a part of your option, the number of shares subject to the new option will be equal to the number of shares still subject to your existing option. (Page 4)

17.  Are there any conditions to the offer?

     The offer to exchange options is subject to a number of conditions, including the conditions described in Section 6. The offer to exchange is not conditioned upon a minimum number of options being exchanged. (Page 4)

18. When does the offer expire? Can it be extended, and if so, how will I know is it is extended?

     The deadline to exchange your options in the program is 9:00 p.m. Pacific Daylight Time on May 24, 2001, unless we extend it. This means that Lydia Terrill, Stock Administrator of Broadbase, must have your election form before then.

     We do not currently intend to extend the program. However, we may at any time, in our discretion, extend the offer period. If we extend the offer period, we will announce the extension no later than 9:00 a.m. on May 24, 2001. (Page 1, 12)

19.  Is there any tax consequence to my participation in this exchange?

     We know of no adverse tax consequences that will affect any employee in the United States with respect to options exchanged and re-granted under the program. If you exchange your current options for new options, we believe you will not be required under current law to recognize income for federal income tax purposes at the time of the exchange and that the exchange will be treated as a non-taxable exchange. Further, at the date of grant of the new options, you will not be required under current law to recognize income for federal income tax purposes. However, we recommend that you consult with your own tax advisor to determine your specific tax consequences of participating in the exchange. If you are an employee based outside of the United States, we recommend that you consult with your own tax advisor to determine the tax and social contribution consequences of the exchange under the laws of the country in which you live and work. For example, special considerations apply to employees located in the United Kingdom. (Page 12)

20. Will my new option be an incentive stock option or a nonstatutory stock option?

     All new options will be nonstatutory stock options.  (Page 8)

21. My options are split between incentive stock options and nonstatutory stock options because my original grant exceeded the $100,000 limit on incentive stock options. Can I exchange one part of this option but not the other?

     You cannot exchange one part of an option that has been split into an incentive stock option and a nonstatutory stock option because it is still considered a single option. It cannot be separated for purposes of the program. (Page 3)

22.  What accounting consequences will the program have for Broadbase?

     As a result of our decision to provide the program to our option holders, all new options and all existing options that are not exchanged and cancelled under the program will be treated for financial reporting purposes as variable awards. This means that we will be required to record the non-cash accounting effect of decreases and increases in our stock price in compensation expense in connection with the new options and any existing options that are not exchanged. We will have to continue this variable accounting for these options until the merger with Kana Communications or until the new options are exercised, forfeited or terminated. The higher the market value of our common stock, the greater the compensation expense we will record. (Page 11)

23.  How should I decide whether or not to participate?

     We understand that the decision whether or not to exchange options will be a challenging one for many option holders. The program does carry considerable risk, and there are no guarantees of our future stock performance. So, the decision to participate must be each individual employee's personal decision, and it will depend largely on each option holder's assumptions about the future overall economic environment, the performance of the overall market and companies in our sector, and our own business and stock price.

24.  If I have multiple options can I choose which options I want to exchange?

     Yes. You may choose to exchange all, some or none of your existing options. However, you will have to exchange all the shares subject to a particular option or none of the shares subject to a particular option. You cannot exchange only part of any single option. (Page 3)

25. Can I exchange the remaining portion of an option that I have already partially exercised?

     Yes, you can exchange all remaining outstanding, unexercised options. The number of shares covered by a new option will equal the number of shares subject to the cancelled options, subject to adjustments for any stock splits, stock dividends and similar events. (Page 1)

26.  What do Broadbase and the board of directors think of the offer?

     Our board of directors has approved the exchange program because it believes that it is fair to our stockholders and that it will provide renewed incentives to our employees. The board believes that, for many eligible employees, the exchange will create a better chance to obtain value from their options. Although our board of directors has approved this offer, neither we nor our board of directors makes any recommendation as to whether you should exchange your options. You must make your own decision based on your individual situation. (Page 2)

                                   THE OFFER

                               TABLE OF CONTENTS

                                                                                                     Page
                                                                                                     ----
1.   Number Of Options; Expiration Date.............................................................    1

2.   Purpose Of The Offer...........................................................................    1

3.   Procedures For Electing To Exchange Options....................................................    3

4.   Withdrawal Rights..............................................................................    3

5.   Acceptance Of Options For Exchange And Issuance Of New Options.................................    4

6.   Conditions of the Offer........................................................................    4

7.   Price Range Of Common Stock Underlying The Options.............................................    6

8.   Source And Amount Of Consideration; Terms Of New Options.......................................    6

9.   Information Concerning Broadbase...............................................................    9

10.  Interests Of Directors And Officers; Transactions And Arrangements Concerning The Options......   11

11.  Status Of Options Acquired By Us In The Offer; Accounting Consequences Of The Offer............   11

12.  Legal Matters; Regulatory Approvals............................................................   12

13.  Material Federal Income Tax Consequences.......................................................   12

14.  Extension Of Offer; Termination; Amendment.....................................................   13

15.  Fees And Expenses..............................................................................   14

16.  Additional Information.........................................................................   14

17.  Miscellaneous..................................................................................   15

Attachment:  Letter of Transmittal

                                   THE OFFER

     Broadbase Software, Inc. is providing certain holders of options to purchase Broadbase common stock with the opportunity to exchange their outstanding stock options with an exercise price per share of more than $0.92 for new Broadbase options with an exercise price of $0.92 which was the closing price for its common stock as reported by the Nasdaq National Market on April 11, 2001. We will accept the options for exchange upon the terms and subject to the conditions described in this offer document and its attachments, including the letter of transmittal. However, the exchange does not include any condition that a minimum number of options must be exchanged.

                    1.   NUMBER OF OPTIONS; EXPIRATION DATE

     We are offering certain holders of options to purchase Broadbase common stock the opportunity to exchange their existing stock options for new Broadbase stock options. To be eligible to participate, an option holder must have been an employee, officer, director, consultant, independent contractor or advisor of Broadbase or its subsidiaries as of April 11, 2001. All options to purchase Broadbase common stock held by eligible option holders with an exercise price per share of more than $0.92 that are currently outstanding under our stock plans and any other outstanding stock options granted by Broadbase or assumed by Broadbase are eligible for the exchange. We will issue the new options under our 1999 Equity Incentive Plan or our 2000 Stock Incentive Plan, and we will decide in our discretion which of these two stock plans we will use to issue any particular new option. Current employees who will not be employed by Broadbase on the date that the new options are granted are eligible to participate, but may realize no benefit from this program because the new option ceases to vest on the date that the employee ceases to be an employee of Broadbase.

     Upon the terms and subject to the conditions of this offer, we will exchange any options that you return. You may choose to exchange all, some or none of your existing options. We will only accept options that are properly exchanged and not withdrawn in accordance with Section 4 before the "expiration date," as defined below.

     Each new option will be exercisable for the number of shares of our common stock that is equal to the number of shares subject to the option returned for exchange, subject to adjustments for any stock splits, stock dividends and similar events. All new options will be subject to the terms of the plan under which the options are granted pursuant to a new option agreement between you and us. The vesting schedule of the new options will start over.

     The term "expiration date" means 9:00 p.m. Pacific Daylight Time on May 24, 2001, unless and until we, in our discretion, extend the period of time during which you may elect to participate in the program. If we extend the deadline, the term "expiration date" means the latest time and date at which the election period expires. See Section 14 for a description of our rights to extend, delay, terminate and amend the program.

     We will publish a notice if:

     . we increase or decrease what we will give you in exchange for your options; or

     .    we increase or decrease the number of options eligible for exchange.

     If the election period is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we will also extend the election period for ten business days after the date the notice is published. A "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Standard Time.

                           2.   PURPOSE OF THE OFFER

     We issued options to our employees so we could provide them with an opportunity to participate in the ownership of Broadbase, creating a stronger incentive to expend maximum effort for our growth and success, and to encourage our employees to continue their employment with us.

     Many of these options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We believe these options are unlikely to be exercised in the foreseeable future. By offering the program, we intend to provide our employees with the opportunity to own options that over time may have a greater potential to increase in value, which we hope will create better performance incentives for employees and will maximize the value of our common stock for our current stockholders.

     Please remember that there is no guarantee that a new option will increase in value over time.

     Your employment with Broadbase is on an at-will basis and nothing in this offer modifies or changes that.

     Except as otherwise disclosed in this offer or in our filings with the Securities and Exchange Commission, we have no plans or proposals, other than the pending merger transaction with a wholly-owned subsidiary of Kana Communications Inc., that relate to or would result in:

     . an extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

     . any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

     . any material change in our present dividend rate or policy, or our indebtedness or capitalization;

     . any change in our present board of directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any material terms of the employment contract of any executive officer;

     .    any other material change in our corporate structure or business;

     . our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

     . our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

     . the suspension of our obligation to file reports under Section 15(d) of the Securities Exchange Act;

     . the acquisition by any person of any of our securities or the disposition of any of our securities; or

     . any changes in our certificate of incorporation, bylaws of other governing instruments or other actions that could impede the acquisition of control of us.

     Our board of directors has approved the program because it believes that it is fair to our stockholders and that it will provide renewed incentives to our employees. The board believes that, for many eligible employees, the program will create a better chance to obtain value from their options. However, your decision to participate in the program is necessarily an individual one that should be based on your own situation and analysis. Although our board of directors has approved this offer, neither we nor our board of directors makes any recommendation as to whether you should exchange your options. You must make your own decision based on your individual situation.

               3.   PROCEDURES FOR ELECTING TO EXCHANGE OPTIONS

     Proper Exchange Of Options. To participate in the program, you must complete and sign the letter of transmittal that is attached at the end of this offer, and send it, along with any other required documents, to Lydia Terrill, Stock Administrator of Broadbase. We must receive all of the required documents by fax at (650) 330-8588 or by mail to 181 Constitution Drive, Menlo Park, California 94025 before May 24, 2001. Delivery by email will not be accepted. You should allow sufficient time to ensure we receive these documents on time. You do not need to return your existing stock option agreements and forms for your existing options to participate in the program.

     You may choose to exchange all, some or none of your existing options with an exercise price per share of more than $0.92. However, you will have to exchange all the shares subject to a particular option or none of the shares subject to a particular option. You cannot exchange only part of any single option. For example, you cannot cancel one part of an option that has been split into an incentive stock option and a nonstatutory stock option because it is still considered a single option. It cannot be separated for purposes of the program. However, if you have exercised part of an option, you can exchange all remaining outstanding, unexercised options.

     If you do not turn in your election form by the deadline, then you will not participate in the exchange program, and all stock options you currently hold will remain unchanged at their original price and terms.

     Determination Of Validity; Rejection Of Options; Waiver Of Defects; No Obligation To Give Notice Of Defects. We will determine, in our discretion, all questions about the number of shares subject to existing options or retained options, and the validity, form, eligibility (including time of receipt) and acceptance of election forms. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all election forms, withdrawal forms or options returned for exchange if we determine that they were not properly executed or delivered, or that it is unlawful for us to accept them. Otherwise, we will accept options that are properly submitted for exchange before the expiration date and not validly withdrawn.

     We also reserve the right to waive any of the conditions of our acceptance of existing options for exchange, or any defect or irregularity in any election form or withdrawal form for any particular options or any particular option holder. No options will be validly returned for exchange until all defects or irregularities have been cured by the option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in the return of any options for exchange, and no one will be liable for failing to give notice of any defects or irregularities.

     Our Acceptance Constitutes An Agreement. If you elect to accept the offer to exchange your options and you return your existing options for exchange according to the procedures described above, you will have agreed to the terms and conditions of the exchange program. Our acceptance of options that are properly returned will form a binding agreement between you and Broadbase on the terms and subject to the conditions of the offer.

     Subject to our rights to extend, terminate, and amend the program, we currently expect that, promptly after the expiration of the offer, we will accept all options properly returned for exchange that have not been validly withdrawn.

                             4.   WITHDRAWAL RIGHTS

     You may withdraw the options you have returned for exchange only if you follow the procedures described in this Section.

     You have the right to withdraw the options you have returned for exchange at any time before 9:00 p.m. Pacific Daylight Time on May 24, 2001. If we extend the offer beyond that time, you have the right to withdraw your options at any time until the extended offer expires. In addition, if we do not accept your options for exchange before June 22, 2001, you may withdraw your options at any time after that date.

     To withdraw options, you must deliver to us a written notice of withdrawal while you still have the right to withdraw your options. The notice of withdrawal must include your name, the grant date, exercise price, and total number of shares included in each option, and the total number of options to be withdrawn. Send the completed and signed notice of withdrawal to Lydia Terrill, Stock Administrator of Broadbase, by fax at (650) 330-8588 or by mail to 181 Constitution Drive, Menlo Park, California 94025. Delivery by email will not be accepted. You should allow sufficient time to ensure we receive these documents on time. You may not rescind any withdrawal, and any options you withdraw will not be exchanged, unless you re-elect to participate in the program before the expiration date by following the procedures described in Section 3.

     Neither Broadbase nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal, and no one will be liable for failing to give notice of any defects or irregularities. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding.

     In addition, if you exercise your options, in whole or part, after you have turned in your election form, this will serve as a withdrawal of those shares from this program. If you exercise the whole option, you will not receive a new option in exchange for the exercised option. If you exercise only a part of your option, the number of shares subject to the new option will be equal to the number of shares still subject to your existing option.

      5.   ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW OPTIONS

     On the terms and subject to the conditions of this offer and as promptly as practicable after the expiration date, we will accept for exchange and cancel all options properly returned for exchange and not validly withdrawn before the expiration date.

     We will grant the new options promptly after this exchange period expires. We expect to distribute the new option agreements within one to two weeks after the exchange period expires. Your new options will entitle you to purchase the same number of shares of Broadbase common stock as the options you exchanged.

     We will give you oral or written notice of our acceptance for cancellation and exchange of options you validly returned for exchange and that were not properly withdrawn as of the expiration date. Promptly after we accept returned options for cancellation and exchange, we will send each option holder who is participating in the program a letter confirming the new options that we granted to that option holder.

                         6.   CONDITIONS OF THE OFFER

     We will not be required to accept any options returned to us for exchange, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options returned to us for exchange, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act (which states that we must either pay the consideration we are offering for the tendered securities, or return the securities promptly after the termination of the offer), if at any time on or after April 27, 2001 and before the expiration date, we determine that any of the following events has occurred, and, in our reasonable judgment, the occurrence of the event makes it inadvisable for us to proceed with the exchange or to accept and cancel options returned to us for exchange:

     . any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, is threatened, is instituted or is pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of the offer, the acquisition of some or all of the returned options, the issuance of new options, or otherwise relates in any manner to the exchange program or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of Broadbase or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the benefits we believe we will receive from the exchange;

     . any action is threatened, pending or taken, or any approval is withheld, or any statute, rule, regulation, judgment, order or injunction is threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to apply to the offer or Broadbase or any of its subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

          . make it illegal for us to accept some or all of the existing options for exchange and cancellation or to issue new options for some or all of the exchanged options or otherwise restrict or prohibit completion of the exchange or otherwise relate in any manner to the exchange program;

          . delay or restrict our ability, or render us unable, to accept the existing options for exchange and cancellation or to issue new options for some or all of the options returned for exchange;

          . materially impair the benefits we believe we will receive from the program; or

          . materially and adversely affect the business, condition (financial or other), income, operations or prospects of Broadbase or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries;

     .    there is:

          . any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

          . the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

          . the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

          . any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;

          . any decrease in the market price of the shares of our common stock to $0.80 or less;

          . any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business, condition (financial or other), operations or prospects of Broadbase or our subsidiaries or that, in our reasonable judgment, makes it inadvisable to proceed with the offer;

          . in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof; or

          . any decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on April 27, 2001;

     . another person or entity other than Kana Communications, Inc. or Arrow Acquisition Corp., a wholly-owned subsidiary of Kana, proposes, announces, makes or publicly discloses a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, or we learn that any person, entity or "group," within the meaning of Section 13(d)(3) of the Securities Exchange Act, other than Kana Communications, Inc. or Arrow Acquisition Corp.:

          . has acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group has been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the Securities and Exchange Commission on or before April 27, 2001;

          . has filed a Schedule 13D or Schedule 13G with the Securities and Exchange Commission on or before April 27, 2001 and has acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

          . has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any assets or securities of us or any of our subsidiaries; or

     . any change or changes occur in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of Broadbase or our subsidiaries that, in our reasonable judgment, is or may be material to Broadbase or our subsidiaries.

     The conditions to the offer are for our benefit. We may assert them in our discretion before the expiration date, regardless of the circumstances giving rise to them. We may waive them, in whole or in part, at any time before the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights is not a waiver of these rights. Any determination we make about the events described in this Section will be final and binding upon all participants.

            7.   PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS

     Our common stock has been quoted on the Nasdaq National Market under the symbol "BBSW" since our initial public offering on September 22, 1999. The following table presents the high and low sales prices per share of our common stock for the periods indicated, as reported by the Nasdaq National Market. Trading prices have been adjusted to reflect the two-for-one split of our common stock that was distributed as a stock dividend to our stockholders on April 7, 2000.

                                                                   High            Low
                                                                   ----            ---
     1999
       Third Quarter (from September 22, 1999).................   $14.59         $ 7.75
       Fourth Quarter..........................................    71.58           7.97

     2000:
       First Quarter...........................................   $86.00         $32.50
       Second Quarter..........................................    41.00          12.63
       Third Quarter...........................................    39.50          12.94
       Fourth Quarter..........................................    17.25           5.00

     2001
       First Quarter...........................................   $ 7.63         $ 1.55
       Second Quarter  (through April 26, 2001)................   $ 2.03         $ 0.53

     On April 26, 2001, the closing sale price of our common stock was $1.17 per share. As of that date, there were approximately 82.1 million shares of our common stock issued and outstanding and options outstanding to purchase a total of approximately 24.6 million shares of our common stock. We recommend that you obtain current market quotations for our common stock before deciding whether to exchange your options.

         8.   SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS

     Consideration. We will issue new options to purchase common stock in exchange for options properly returned and accepted for exchange by us. The number of shares of common stock subject to new options to be granted to each option holder will be equal to the number of shares subject to the cancelled options, subject to adjustments for any stock splits, stock dividends and similar events. If we receive and accept for exchange all the options held by eligible employees, we anticipate that we will grant new options to purchase a total of approximately 19.6 million shares of our common stock.

     Terms Of New Options. We will issue the new options under our 1999 Equity Incentive Plan or our 2000 Stock Incentive Plan. We will decide in our discretion which of these two stock plans we will use to issue any particular new option. We will enter into a new option agreement with each option holder who is participating in the program. Except for the exercise price, vesting schedule, expiration date and as otherwise specified in this offer, the terms and conditions of the new options will be substantially the same as the terms and conditions of the existing options. They will also be substantially similar to one another, regardless of the option plan under which they are issued. The issuance of the new options under this program will not create any contractual or other right of the participants to receive any future grants of stock options or benefits in lieu of stock options.

     If our proposed merger with Kana Communications, Inc. is completed, the new options will be assumed by Kana as part of the merger and the new options will become exercisable for shares of Kana common stock. The number of shares of Kana common stock subject to the assumed option will be the number of shares of Broadbase common stock subject to the option immediately before the merger times
1.05 (rounded down to the nearest whole number). The exercise price per share will be the total exercise price of the Broadbase option immediately before the merger divided by the number of Kana shares covered by the assumed option after the merger.

     As of December 31, 2000, the maximum number of additional shares of common stock we could issue under the 1999 Equity Incentive Plan and under the 2000 Stock Incentive Plan was 3,397,266 shares. Both plans permit us to grant options intended to qualify as incentive stock options under the Internal Revenue Code and nonstatutory stock options. Nonstatutory stock options are options that do not qualify as incentive stock options. All new options granted in the program will be nonstatutory stock options.

     The following description of the stock option plans under which the new options will be issued and the new option agreements are summaries, and are not complete. Complete information about these plans and the new options is included in the option plans and the new option agreement you will sign with Broadbase. The forms of the new option agreements have been filed as exhibits to a tender offer statement on Schedule TO that we have filed with the Securities and Exchange Commission in connection with this offer. Please contact Lydia Terrill, Stock Administrator of Broadbase, 181 Constitution Drive, Menlo Park, California, 94025, or by email to stock@broadbase.com or at (650) 614-8379, to request copies of the option plans or the forms of the new option agreements. Copies will be provided promptly and at our expense.


     Administration. The option plans under which the new options will be issued are administered by the compensation committee of the board of directors, or by our board of directors acting as the compensation committee. The compensation committee members are intended to be "non-employee directors" as defined in Rule 16b-3 under the Securities Exchange Act and "outside directors" for purposes of section 162(m) of the Internal Revenue Code. The compensation committee members are appointed by our board of directors to serve for the terms specified by the board.

     Expiration. A new option will expire ten years after its grant date, unless it is terminated earlier than that date because, for example, the option holder leaves Broadbase, as described below.

     Termination. If your relationship with Broadbase is terminated for any reason other than your death or disability, you will have generally have the right to exercise your new option under the 1999 Equity Incentive Plan and the 2000 Stock Incentive Plan to the extent your right to exercise such option had accrued and had not previously been exercised at the date of your termination, at any time within three months (or a shorter or longer time period, not exceeding five years, as may be determined by the compensation committee), after such termination, but in any event no later than the option expiration date.

     If your relationship with Broadbase terminates due to your death or disability (or if you die within three months after your termination other than for cause or because of disability) you or your legal representative have the right to exercise your new option, to the extent your right to exercise such option had accrued and had not previously been exercised at the date of termination, at any time within 12 months after such termination (or a shorter or longer time period, not exceeding five years, as may be determined by the compensation committee. Notwithstanding the foregoing, in no event may your new option be exercised later than the option expiration date.

     If your relationship with Broadbase is terminated for cause, as defined in the 1999 Equity Incentive Plan and the 2000 Stock Incentive Plan, neither you, your estate nor any other person who may then hold your new option will be entitled to exercise the option with respect to any of the shares after termination.

     If your relationship with Broadbase has already been terminated, your options will generally be exercisable for up to three months under Broadbase's 1999 Equity Incentive Plan and 2000 Stock Incentive Plan and for various periods under the terms of the stock option plans of the companies that Broadbase has acquired. You are eligible to exchange these options in this program, however, you will not realize the benefit of this program because the new option will not begin to vest after your termination as you are no longer providing services to Broadbase.

     Exercise Price. The exercise price of the new options will be $0.92 per share, which was the closing price of our common stock as reported by the Nasdaq National Market on April 11, 2001.

     Vesting and Exercise. Options issued under the 1999 Equity Incentive Plan and the 2000 Stock Incentive Plan generally become exercisable as they vest over a four-year period. Under these plans, the compensation committee or the board acting as the compensation committee determines the exercisability of each option at the date of grant.

     The new options will have a new vesting schedule, so the options will be 100% vested four years after their grant date. The new options will vest and become exercisable in 48 equal monthly increments beginning on the grant date, subject to the following exception. If the new option replaces any existing option that is entirely unvested as of the grant date, the new option will begin to vest in 48 equal monthly increments beginning on April 11, 2001, but will not be exercisable until the first date that the corresponding existing option would have become exercisable. For example, an existing option to purchase 1,000 shares granted to a new employee on July 11, 2000 would vest and be exercisable as to 250 shares on July 11, 2001. A new option granted in the program to replace this existing option would begin to vest as to 20 shares per month beginning on April 11, 2001, but would not be exercisable until July 11, 2001. On July 11, 2001, it would be exercisable for 60 shares.

     In addition, if your existing option has a provision for acceleration of some or all of the vesting of the shares upon a change in control of Broadbase or upon the termination of your employment, your new option will have the same provision. Further, if your existing option was fully vested upon grant, the new option will also be fully vested upon grant.

     Registration of Option Shares. All shares of common stock issuable upon exercise of options under the 1999 Equity Incentive Plan and the 2000 Stock Incentive Plan, including the shares that will be issuable upon exercise of all new options, have been registered under the Securities Act of 1933. Unless you are considered an "affiliate" of Broadbase, you will be able to sell your option shares free of any transfer restrictions under applicable securities laws.

     Federal Income Tax Consequences Of Options. Options granted under our stock plans may be either incentive stock options that satisfy the requirements of Section 422 of the Internal Revenue Code or nonstatutory stock options that are not intended to meet these requirements. However, all new options granted under this program will be nonstatutory stock options. The federal income tax treatment for the two types of options is as follows:

     Incentive Stock Options. Under current law, you will not recognize taxable income upon the grant of an incentive stock option. In addition, you generally will not recognize taxable income when you exercise an incentive stock option. However, your alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares you may purchase under the option, which is generally determined as of the date you exercise the option, exceeds the aggregate exercise price of the option. Except in certain circumstances that are described in your option plan and option agreement, such as your death or disability, if an option is exercised more than three months after your employment is terminated, the option will not be treated as an incentive stock option and will be subject to taxation under the rules that apply to nonstatutory stock options that are discussed below.

     If you sell shares that you acquired by exercising an incentive stock option, the tax consequences of the sale depend upon whether or not the sale is a "disqualifying disposition." The disposition is a disqualifying disposition if it is made before the later of: (a) two years after the date the incentive stock option was granted or (b) one year after the incentive stock option was exercised. If the disposition of the shares is not a disqualifying disposition, any excess of the sale price over the exercise price of the option will be treated as long-term capital gain taxable to you at the time of the sale. If the disposition is a disqualifying disposition, the excess of the fair market value of the common stock on the date the option was exercised over the exercise price will be taxable income to you at the time of the sale. Of that income, the amount up to the excess of the fair market value of the common stock at the time the option was exercised over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long or short-term capital gain, depending on whether or not the common stock was sold more than one year after the option was exercised.

     If you make a disqualifying disposition of the shares you acquired when you exercised an incentive stock option, then we will be entitled to an income tax deduction equal to the amount of compensation income taxable to you. If you sell common stock you received when you exercised an incentive stock option after the required holding periods, then we will not be entitled to a tax deduction.

     All new options granted in the program will be nonstatutory stock options. If your existing option is an incentive stock option, you will lose incentive stock option tax treatment and your new option will be subject to taxation under the rules that apply to nonstatutory stock options.

     Nonstatutory Stock Options. Under current law, you will not recognize taxable income upon the grant of a nonstatutory stock option. However, when you exercise the option, the difference between the exercise price of the option and the fair market value of the purchased shares on the date of exercise will be treated as taxable compensation income to you, and you will be subject to withholding of income and employment taxes at that time. We will be entitled to a deduction equal to the amount of compensation income taxable to you if we comply with applicable withholding requirements.

     The sale of the shares acquired upon the exercise of a nonstatutory stock option generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price paid for the shares plus the ordinary income recognized with respect to the shares. These capital gains or losses will be treated as long-term capital gains or losses if you held the shares for more than one year following exercise of the option.

     Important Note: The statements in this offer concerning our stock plans and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of the plans and the form of stock option agreement under the plans. Please contact Lydia Terrill, Stock Administrator of Broadbase, at stock@broadbase.com or (650) 614-8379, to receive a copy of the plan under which your options were issued and a copy of the relevant prospectus or form of stock option agreement. We will promptly furnish you copies of these documents at our expense.

                     9.   INFORMATION CONCERNING BROADBASE

     We develop and market software that enables companies to conduct highly effective, intelligent customer interactions through the Internet and traditional business channels, thereby providing the basis for businesses to improve their customer acquisition, retention and profitability. Our web-based product suite combines operational marketing and service applications with customer analytics. Our software integrates information from numerous points of customer interaction, or touch points, by pulling information from multiple data sources and transforming it into a standard format that can be analyzed and acted upon. Our software then analyzes this reformatted information to provide a comprehensive understanding of the customer lifecycle from initial identification through acquisition and retention. Our software applications translate this analysis into specific marketing, sales and service actions, including the execution of targeted marketing campaigns, the delivery of Internet and traditional-based customer service, and the personalization of all customer interactions. By integrating, analyzing and acting on valuable customer information, our products enable businesses to build long-lasting and profitable customer relationships.

     We were incorporated in California in November 1995 and reincorporated in Delaware in September 1999. Our principal offices are located at 181 Constitution Drive, Menlo Park, California 94025. Our telephone number at this location is (650) 614-8300.

Additional information about Broadbase is available from the documents described in Section 16. The financial statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2000 are incorporated herein by reference. The following table summarizes certain of our consolidated financial data.

                                                                                                 Years Ended
                                                                                                 December 31
                                                                                   ---------------------------------------
                                                                                          1999                   2000
                                                                                   -----------------        --------------
                                                                                   (in thousands, except per share data)
Statement of Operations Data:
Net revenue:
  License                                                                                   $  7,689            $  34,646
  Professional services..........................................................              1,610                9,259
  Maintenance....................................................................              1,143                4,349
                                                                                          ----------           ----------
     Total net revenue...........................................................             10,442               48,254
Cost of revenue:
  License........................................................................              1,437                4,452
  Professional services..........................................................                679               14,253
  Maintenance....................................................................              1,931                1,731
  Amortization of acquired core and developed technology.........................                 --                1,696
                                                                                          ----------           ----------
     Total cost of revenue.......................................................              4,047               22,132
                                                                                          ----------           ----------
Gross margin.....................................................................              6,395               26,122
Operating expenses:
  Sales and marketing............................................................             15,092               37,247
  Research and development.......................................................              6,024               17,207
  General and administrative.....................................................              2,011                6,836
  Amortization of deferred stock compensation....................................              6,403               21,284
  Amortization of intangible assets and goodwill.................................                 --               78,145
  Acquired in-process research and development...................................                 --               25,877
  Merger expenses................................................................              1,000               45,509
                                                                                          ----------           ----------
     Total operating expenses....................................................             30,530              232,105
                                                                                          ----------           ----------
Loss from operations.............................................................            (24,135)            (205,983)
Interest income..................................................................              1,454               12,893
Interest expense.................................................................               (889)                (341)
Net loss.........................................................................           $(23,570)           $(193,431)
                                                                                          ==========           ==========
Basic and diluted net loss per share.............................................           $  (1.87)           $   (4.09)
                                                                                          ==========           ==========
Weighted-average shares used in computing basic and diluted net loss per share...             12,592               47,259
                                                                                          ==========           ==========
Book value per share.............................................................           $   2.35            $   15.74
                                                                                          ==========           ==========

                                                                                   As of December 31,
                                                                                -------------------------
                                                                                   1999            2000
                                                                                ----------     ----------
                                                                                     (in thousands)

Balance Sheet Data:
Cash, cash equivalents and short-term investments................................  $76,642         $  152,220
Working capital..................................................................   69,362            118,386
Total assets.....................................................................   84,770          1,275,935
Bank line of credit, notes payable and capital lease obligations, net of current
   portion.......................................................................      333                703
Total stockholders' equity.......................................................   73,206          1,205,505

             10.  INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS
                    AND ARRANGEMENTS CONCERNING THE OPTIONS

     The directors and executive officers of Broadbase and their positions and offices as of April 1, 2001 are set forth in the following table:

Name                                   Position
----                                   --------
Chuck Bay............................  Chairman of the Board, Chief Executive Officer and President
Sam Henry............................  Interim Chief Financial Officer
Fabio Angelillis.....................  Executive Vice President, Engineering
Thomas Doyle.........................  Chief Operating Officer and Executive Vice President of Sales
Brian Kelly..........................  Executive Vice President of Products
Chris Maeda..........................  Executive Vice President and Chief Technology Officer
David Milam..........................  Executive Vice President, Marketing
Greg Martin..........................  Senior Vice President, Consulting and Customer Advocacy
Eric Willgohs........................  General Counsel, Vice President Legal and Secretary
Robert Davoli........................  Director
Kevin Harvey.........................  Director
Massood Zarrabian....................  Director and President E-Services Division of Broadbase

     The address of each director and executive officer is c/o Broadbase Software, Inc., 181 Constitution Drive, Menlo Park, California 94025

     As of April 26, 2001, our executive officers and non-employee directors (12 persons) as a group held options to purchase a total of 6,230,043 shares of our common stock. These options represented approximately 25% of the shares subject to all Broadbase options outstanding as of that date. Please see our Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 23, 2001, for information regarding the amount of our securities beneficially owned by our executive officers and directors as of March 1, 2000.

     There were no stock and stock option transactions involving our officers and directors within the 60 days before the commencement of the exchange program, except that on March 6, 2001 we granted an option to purchase 100,000 shares to Chris Maeda at an exercise price of $3.0313 per share.

     We also anticipate that certain of our executive officers will purchase shares of our common stock under our 1999 Employee Stock Purchase options on July 1, 2001 in the ordinary course pursuant to the terms of that plan. Except as described above, there have been no transactions in options to purchase our common stock or in our common stock that were effected within 60 days before this offer by Broadbase, or to our knowledge, by any executive officer, director, affiliate or subsidiary of Broadbase.

              11.  STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER;
                     ACCOUNTING CONSEQUENCES OF THE OFFER

     Options we acquire in the program will be cancelled and the shares of common stock subject to those options will be returned to the pool of shares available for grants of new options under the applicable Broadbase stock plans. To the extent such shares are not fully reserved for issuance upon exercise of the new options to be granted in the program, the shares will be available for future awards without further stockholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed. Options held by employees of companies that Broadbase has acquired and that have been assumed by Broadbase will be cancelled, but will not be available for future awards.

     We believe that Broadbase will record compensation expense as a result of the exchange because:

          . we will grant new options before the date that is six months and one day after the date that we accept and cancel existing options returned to us;

          . the exercise price of the new options will be less than the exercise price of the existing options returned to us on the date we grant the new options; and

          . allowing eligible option holders to exchange their options will cause any existing options that are not returned and cancelled to be treated for financial reporting purposes as a variable award.

     As a result of our decision to provide the program to our employees, all new options and all existing options that are not exchanged and cancelled under the program will be treated for financial reporting purposes as variable awards. This means that we will be required to record a non-cash accounting charge reflecting increases and decreases in the market value of our common stock in compensation expense in connection with the new options and any existing options that are not exchanged. We will have to continue to reflect decreases and increases in the market value of our common stock in our statement of operations with respect to these options until the merger with Kana Communications or until the new options are exercised, forfeited or terminated. The higher the market value of our common stock, the greater the compensation expense.

                    12.  LEGAL MATTERS; REGULATORY APPROVALS

     We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the program, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated in this offer. If any such approval or other action were required, we anticipate that we would seek the approval or take the action. This could require us to delay the acceptance of options returned to us. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any other required action might harm our business. Our obligation to accept existing options offered for exchange and to issue new options is subject to conditions, including the conditions described in Section 6.

                 13.  MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     The following is a general summary of the material federal income tax consequences of the exchange of options under the program. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations and administrative and judicial interpretations as of the date of this offer, all of which are subject to change, possibly on a retroactive basis. The federal, state and local tax consequences for each employee will depend upon that employee's individual circumstances. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of option holders.

     New options granted under this program will be nonstatutory stock options. You should refer to Section 8, "Source and Amount of Consideration; Terms of New Options" for a description of the distinction between nonstatutory and incentive stock options.

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

     If you exchange outstanding incentive or nonstatutory stock options for new options, you will not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange. At the date of grant of the new options, you will not be required to recognize additional income for federal income tax purposes. The grant of options does not result in recognition of taxable income. However, if you exchange incentive stock options and those options are accepted by us, the new options will be not be incentive stock options and will not be eligible for the favorable tax treatment applicable to incentive stock options.


     Special tax considerations may apply to employees located abroad. In particular, for employees in the United Kingdom, which has adopted a new law governing the exercise of stock options awarded after April 5, 1999, the grant of the new option will be subject to the execution of a joint election between you and Broadbase or any subsidiary of Broadbase to provide for the shifting of any Secondary Class 1 National Insurance Contribution liability in connection with the exercise, assignment, release, or cancellation of the option from Broadbase and/or any subsidiary to you. This tax is currently set at 11.9% of the difference between the exercise price and the fair market value of the stock at the time of exercise. By accepting the new option, to the extent allowable by applicable law, you will be consenting to and agreeing to satisfy any liability that Broadbase and/or any subsidiary realizes with respect to Secondary Class 1 National Insurance Contribution payments required to be paid by Broadbase and/or any subsidiary in connection with the exercise, assignment, release, or cancellation of the option. In addition, if you accept the new option, you will be authorizing Broadbase or the subsidiary to withhold any such Secondary Class 1 National Insurance Contributions from the payroll at any time or from your sale of shares upon exercise, assignment, release, or cancellation of the option. In the alternative, you agree to make payment on demand for such contributions to Broadbase or any subsidiary that will remit such contributions to the Inland Revenue. In addition, you may be required to consent to United Kingdom income tax withholding for the new grant. If additional consents and/or any elections are required to accomplish this shifting of liability, you agree to provide them promptly upon request. If you do not enter into the joint election described above at the same time that you accept the new option, or if the joint election is revoked at any time by the Inland Revenue, Broadbase will have the right to cancel the new option without further liability.

     We recommend that you consult your own tax advisor with respect to the federal, state and local tax consequences of participating in the offer.

                14.  EXTENSION OF OFFER; TERMINATION; AMENDMENT

     We reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event listed in Section 6 has occurred or is deemed by us to have occurred, to extend the period of time during which option holders may return options for exchange, which would also delay our acceptance of any options for exchange, by giving oral, written, or electronic notice of the extension to the option holders.

     Before the expiration date for the offer, we may postpone accepting any eligible option for cancellation and exchange if any of the conditions specified in Section 6 of offer occur. In order to postpone the expiration date in this manner, we must publicly announce the postponement and give oral or written notice of the postponement to the option holders. Our right to delay accepting and canceling existing options is limited by Rule 13e-4(f)(5) under the Securities Exchange Act, which states that we must either pay the consideration we are offering for the tendered securities, or return the securities promptly after the termination of the offer.

     As long as we comply with applicable law, we may, in our discretion, and regardless of whether any event listed in Section 6 has occurred or is deemed by us to have occurred, amend the offer in any way. For example, we have the right to change the consideration we are offering to option holders in the program or the number of options to be exchanged in the program. We may amend the offer at any time by publicly announcing the amendment. If we extend the expiration date of the offer, the amendment will be issued no later than 9:00 a.m. on the next business day after the last previously scheduled or announced expiration date. Any public announcement relating to the exchange program will be sent promptly to option holders in a manner reasonably designed to inform them of the change.

     If we materially change the terms of the offer or the information about the program, or if we waive a material condition of the exchange, we will extend the expiration date of the offer to the extent required by Rules

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

13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. Under these rules, the minimum period during which we must leave the program open after material changes in the terms of the offer or information about the program, other than a change in price or a change in the percentage of securities sought, will depend on the facts and circumstances. If we decide to take any of the following actions, we will publish notice of the action:

     . we increase or decrease what we will give you in exchange for your options; or

     .    we increase or decrease the number of options eligible for exchange.

     If the offer is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we will also extend the offer for ten business days after the date the notice is published.

                            15.  FEES AND EXPENSES

     We will not pay any fees or commissions to any broker, dealer or other person for asking option holders to exchange options in the program.

                          16.  ADDITIONAL INFORMATION

     We recommend that, in addition to this offer and letter of transmittal, you review the following materials, which we have filed with the Securities and Exchange Commission, before making a decision on whether to exchange your options:

     . our annual report on Form 10-K for the year ended December 31, 2000, filed with the Securities and Exchange Commission on March 23, 2001;

     . our current report on Form 8-K, filed with the Securities Exchange Commission on April 16, 2001; and

     . the description of our common stock included in our registration statement on Form 8-A, which was filed with the Securities and Exchange Commission on September 3, 1999, including any amendments or reports we file for the purpose of updating that description.

     The Securities and Exchange Commission file number for these filings is 000-26789. You can inspect these filings and other reports, registration statements, proxy statements and other filings, at the reference facilities maintained by the Securities and Exchange Commission located at:


450 Fifth Street, N.W.    Seven World Trade Center  500 West Madison Street
Room 1024                 13th Floor                Suite 1400
Washington, D.C. 20549    New York, New York 10048  Chicago, Illinois 60661


     You may obtain copies of all or any part of these documents from these offices upon the payment of the fees prescribed by the Securities and Exchange Commission. You may obtain information on the operation of the public reference rooms by calling the Securities and Exchange Commission at 1-800-732-0330.
These filings are also available to the public on the web site of the Securities and Exchange Commission at http://www.sec.gov.

     Our common stock is quoted on the Nasdaq National Market under the symbol "BBSW," and our Securities and Exchange Commission filings can be read at the following Nasdaq address:

                               Nasdaq Operations
                              1735 K Street, N.W.
                             Washington, D.C. 20006

     We will also provide without charge to each person to whom a copy of this offer is delivered, upon their written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to these documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to Lydia Terrill, Stock Administrator, Broadbase Software, Inc., 181 Constitution Drive, Menlo

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

Park, California 94025, or by email at stock@broadbase.com. You may also make a request by telephone at (650) 614-8379 between the hours of 9:00 a.m. and 5:00 p.m., Pacific Time, Monday through Friday.

     As you read these documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this offer, you should rely on the statements made in the most recent document.

     The information in this offer about Broadbase should be read together with the information contained in the documents to which we have referred you.

                               17.  MISCELLANEOUS

     We are not aware of any jurisdiction where the program violates applicable law. If we become aware of any jurisdiction where the program violates applicable law, we will make a good faith effort to comply with such law. If, after a good faith effort, we cannot comply with such law, the program will not be available to, and options will not be exchanged on behalf of, option holders who live in that jurisdiction.

     We have not authorized any person to make any recommendation on our behalf as to whether you should exchange your options in the program. You should rely only on the information in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the program other than the information and representations in this document or in the letter of transmittal. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.


Broadbase Software, Inc.                                         April 27, 2001


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